Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Nucor Corporation on Form S-8 (File Number 333-174313) of our report dated June 23, 2011, on our audit of the statements of net assets available for benefits of Ambassador Steel Corporation 401(k) Profit Sharing Plan as of December 31, 2010 and 2009, and the related statements of changes in net assets available for benefits for the years then ended, which appears in the December 31, 2010, annual report on Form 11-K of Ambassador Steel Corporation 401(k) Profit Sharing Plan.

/s/ BKD, LLP

BKD, LLP

Fort Wayne, Indiana

June 23, 2011